Exhibit 10.17

Donald J Liebentritt Executive Vice President and General Counsel 312/222-3651	TRIBUNE	Tribune Company 435 North Michigan Avenue Chicago, IL 60611 fax: 312/222-4206 email: dliebentritt@tribune.com

August 1, 2008

Mr. Eddy Hartenstein

1515 Hidden Valley Road

Thousand Oaks, California 91361

Dear Eddy:

We are pleased to offer you employment with Tribune Company (the “Company”) as the Publisher and Chief Executive Officer of the Los Angeles Times, commencing on August 18, 2008 (the “Employment Start Date”).

1. As Publisher and Chief Executive Officer of the Los Angeles Times, you will report to the Company’s Chief Operating Officer, and perform the duties customarily associated with such position, including such specific duties as the Company may from time to time request. You will be expected to perform faithfully and loyally and to the best of your abilities the duties assigned to you and to devote your full business time, attention and effort to the affairs of the Los Angeles Times, and use your reasonable best efforts to promote the interests of the Company and its affiliates. Notwithstanding the foregoing, you may serve, or continue to serve, as a member of the board of directors of such companies as shall be mutually agreed upon by you and the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), however, you will be expected to resign from the boards of directors of all other companies on which you currently serve as a member.

2. Your base salary will be paid, in accordance with the Company’s regular payroll practices, at an initial annual rate of $600,000 (less any withholdings and deductions required by law or authorized by you). Your base salary will be reviewed by the Compensation Committee at the end of each calendar year, and may be increased, but not decreased, in its sole discretion. You will be paid a one-time cash bonus of $500,000 (the “ Signing Bonus”) within ten (10) business days after your Employment Start Date; provided, however, that of you terminate your employment with the Company or are terminated by the Company for Cause (as defined in the Tribune Company 2007 Management Equity Incentive Plan (the “ME1P”)) within twelve (12) months of your Employment Start Date, you agree to repay the entire Signing Bonus to the Company (less withholding taxes and applicable deductions that had been made at the time that you were paid the Signing Bonus) within thirty (30) calendar days after the effective date of your termination of employment.

3. For the year 2008 and for each subsequent year you are employed by the Company, you will be eligible to receive an annual bonus based on performance measures to be determined and mutually agreed upon by you and the Compensation Committee. If the applicable performance measures are satisfied at the target level, the amount of your annual bonus will be equal to 100% of your annual base salary (less any withholdings and deductions required by law or authorized by you). Any bonus earned for the year 2008 shall be prorated for the period of your employment in 2008; provided, however, that in no event will you will receive an annual bonus of less than $300,000 for 2008. If your employment is terminated by reason of your death or disability (defined below), or by the Company (other than for Cause [defined above]), you (or your estate) shall receive a prorata portion of your annual bonus for the year in question provided the bonus is earned based on actual performance for the entire year. “Disability” means any illness, injury, accident or condition of either a physical or psychological nature and, as a result, you are unable to substantially perform your duties and responsibilities hereunder, with or without reasonable accommodation, for 180 days during any period of 365 consecutive days.

4. Effective as of your Employment Start Date, you will receive a grant of First Tranche Units equal to 0.50% of the Company’s fully diluted shares (or roughly 543,000 First Tranche Units) pursuant to the MEIP (the “Units”). Such Units shall vest and be settled in accordance with the terms of the MEIP (i.e., 33% of the Units vesting on the first anniversary of your Employment Start Date and settled upon the fourth anniversary of your Employment Start Date, another 33% of the Units vesting on the second anniversary of your Employment Start Date and settled upon the sixth anniversary of your Employment Start Date, and the remaining Units vesting on the third anniversary of your Employment Start Date, and settled upon the eighth anniversary of your Employment Start Date).

5. You will receive, and be eligible to participate in, the employee benefit plans and programs that the Company makes available generally to its similarly situated senior executives, subject to the terms and conditions of such plans and programs as they may exist from time to time. The Company reserves the right to modify, amend, suspend, or terminate any or all such employee benefit plans and programs at any time.

6. We are extending this offer to you on the condition that you not use or disclose to the Company any confidential information of anyone that you previously worked for, and with the understanding that your employment with the Company will not violate or be restricted by any noncompetition or other agreement with anyone else. If this is not the case, please inform us immediately. In addition, during your term of employment with Company and during the Severance Period, if any, provided for in paragraph 7 below, you shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, executive or managerial employee, co-venturer or otherwise, compete with the Company or any of its affiliates within the United States or undertake any planning for any business competitive with the Company or any of its Affiliates. Specifically, but without limiting the foregoing, you agree not to engage in any manner in any activity that is directly or indirectly competitive with the business of the Company or any of its affiliates as conducted or under consideration at any time during your employment. Restricted activity includes without Limitation, providing services, directly or indirectly, with or without compensation, whether as an executive or managerial employee, independent contractor, officer, director or otherwise, to any person who does, or has plans to become, a competitor of the business of the Company or any of its affiliates. The foregoing restrictions shall not preclude you from retaining or making passive investment interests of less than two percent (2%) in corporations whose stock is registered under the Securities Exchange Act of 1934, as amended.

7. Please note that the purpose of this letter is merely to describe the terms of your employment. This letter does not constitute a contract of employment and does not create any right to continued employment for any period of time. However, if your employment is terminated by the Company (other than for Cause, or other than by reason of your death or disability), then, during the Severance Period (defined below), the Company shall (1) continue to pay you your base salary at the rate in effect on the date of termination and (2) pay the you an amount equal to your annual bonus for the period in question, if and as earned based on actual performance for the period, payable in equal installments at the same time the base salary hereunder is paid (each such payment being hereinafter referred to as a “Severance Payment”, and for purposes of Section 409A, each Severance Payment shall be treated as a separate payment). The Severance Period shall be equal to 24 months minus the number of months between the Employment Start Date and the date of termination, but not less than 12 months.

To indicate your acceptance of this offer, please sign this letter in the space below and return it to me. In the meantime, please do not hesitate to call me should you have any questions.

Very truly yours,

/s/ Donald J. Liebentritt
Donald J. Liebentritt
Executive Vice President and General Counsel

AGREED TO AND ACCEPTED

/s/ Eddy Hartenstein
Eddy Hartenstein

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